UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2017

Vycor Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34932	20-3369218
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6401 Congress Ave., Suite 140, Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-558-2006

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry Into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

Item 9.01 Financial Statements and Exhibits

SIGNATURES

EXHIBIT INDEX

Item 1.01 Entry into a Material Definitive Agreement.

On January 11, 2017, Vycor Medical, Inc. (“Vycor” or the “Company”) completed the sale of $618,607 in shares of Vycor Common Stock (each a “Share”) and Warrants (together with the Shares, the “Securities”) to accredited investors (the “Investors”). The Shares were issued in a private placement (the “Private Placement”) pursuant to the terms of Stock Purchase Agreements between the Company and each of the Investors, and was limited to current shareholders of the Company as of November 9, 2016 (the “Record Date”).

The Private Placement was undertaken as a private placement offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Rule 506(b) of Regulation D promulgated under the Act since, among other things, the transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The net proceeds will be used for the further development of both the Vycor VBAS and NovaVision divisions, as well as for general working capital.

The Securities comprised one Share at a purchase price $0.21 per share and a Warrant to purchase one Share at an exercise price of $0.27, exercisable over a period of three (3) years. A total of 2,945,749 Shares and Warrants to purchase 2,945,749 Shares were issued in the Private Placement. Fountainhead Capital Management Limited (“Fountainhead”), the Company’s largest shareholder, subscribed $404,186 of shares in the Private Placement of which approximately $248,000 represents amounts that Fountainhead had already advanced to the Company prior to the Record Date.

Item 3.02 Unregistered Sales of Equity Securities.

Information provided in Item 1.01 is incorporated in this Item 3.02 by reference. The securities referenced herein were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended, (“Securities Act”), and Regulation D, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Role 506(b) thereunder.

Item 9.01.

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYCOR MEDICAL, INC.

By:	/s/ David Cantor
Name:	David Cantor
Title:	President

Dated: January 12, 2017